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                                                                     EXHIBIT 3.2

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                        FILED 09:00 AM 5/12/1997
                                                           971155442 - 2744741


                            CERTIFICATE OF AMENDMENT

                                       TO

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                       INTERGRATED SITE DEVELOPMENT, INC.


                The undersigned corporation, in order to amend its Certificate of Incorporation (the "Certificate of Incorporation"), hereby certifies the following:

        FIRST:          The name of the corporation is Intergrated Site
Development, Inc. (the "Corporation").

        SECOND:         Section 4 of the Certificate of Incorporation of the
Corporation is hereby amended and restated in its entirety as follows.

        4.1 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is Seventeen Million Six Hundred Eighty Thousand (17,680.000) shares, divided into Twelve Million (12,000,000) shares of common stock, $0.001 par value per share ("Common Stock"), and Five Million Six Hundred Eighty Thousand (5,680,000) shares of preferred stock. $0.001 par value per share, all of which shall be designated as the 8% Series A Cumulative Convertible Redeemable Preferred Stock ("Series A Preferred Stock").

        4.2 Dividends and Distributions. The Series A Preferred Stock shall, with respect to dividend rights and rights of liquidation, dissolutions, or winding up rank senior of the Common Stock and any other series or class of the Corporation's Common Stock, preferred stock or other capital stock, now or hereafter authorized.

        4A.1    Dividend and Distributions; Series A Preferred Stock.

                A. Declaration of Dividend; Accrual of Dividends. Subject to Paragraph 4A.5, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the board of Directors (the "Board"), out of funds legally available therefor ("Legally Available Funds"), dividends at an annual rate equal to 8% of the Original Issue Price (as hereinafter defined) per share for each of the then outstanding shares of Series A Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, and accruing quarterly. Dividends shall begin to accrue and shall accumulate (the extent not otherwise declared and paid as set forth above), from May 12, 1997,



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whether or not declared. Dividends shall be paid in the manner provided in
Paragraph 4A.1(C). Original Issue Price shall mean $2.89 per share for each of the then outstanding shares of Series A Preferred Stock as may be adjusted for subdivisions or combinations of the Series A Preferred Stock.

                B. Record Date. The Board may fix a record date (each a "Dividend Payment Record Date") for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of the dividends payable pursuant to Paragraph 4A.1(A), which record date shall not be more than 60 days nor less than 10 days prior to the date on which any such dividend is paid (each such date, a "Dividend Payment Date").

                C. Payment. All dividends on Series A Preferred Stock shall be payable at the option of the Corporation, either in cash, subject to Paragraph 4A.1(G) or provided that a sufficient numbers of shares of Series A Preferred Stock have been reserved or are otherwise available for such purpose by issuing additional fully paid and nonassessable shares of Series A Preferred Stock at the rate of one share for each $2.89 of such dividend payable as may be adjusted for subdivisions or combinations of the Series A preferred Stock. The issuance of shares of Series A Preferred Stock shall constitute full payment of such dividend and all such shares which may be issued in payment of such dividend shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. Upon the occurrence of either (a) a consolidation or merger of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owing or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction or (b) a sale, lease, exchange, transfer or other disposition of all of substantially all of the Corporation's assets to a person or group of persons (each such occurrence hereinafter referred to as a "Liquidity Event"), all accrued and unpaid dividends on Series A Preferred Stock shall be immediately due and payable (such dividends may be payable in either form described in this Paragraph 4A.1(C).

                D. Reservation of Shares. The Corporation shall reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock solely for the purposes of paying dividends on shares of Series A Preferred Stock such number of shares of Series A Preferred Stock as shall from time to time be sufficient for purposes, including (immediately following the initial issuance of shares of Series A Preferred Stock) at least the number of additional shares of Series A Preferred Stock to pay all dividends that will accrue on the Series A Preferred Stock through the eighth anniversary of the initial issuance. The Board shall from time to time, if necessary, propose to the stockholders of the Corporation amendments to the Certificate of Incorporation to increase the Corporation's authorized capital stock and take such actions as may be necessary to permit the issuance of shares of Series A Preferred Stock upon the declaration of any dividend payable in shares in Series A Preferred Stock.

                E. Fractional Shares. Fractional shares of Series A Preferred Stock shall be issued to the extent necessary to make dividend payments in shares of Series A Preferred Stock. Each factional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock and all of such dividends with respect to such outstanding share
o Series A Preferred Stock shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for herein with respect to dividends on each outstanding share of Series A Preferred Stock.


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                F.      Dividends Pro Rata. All dividends paid with respect to
shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto. If the Legally Available Funds are insufficient for the payment of the entire amount of cash dividends payable at any time, such funds shall be allocated pro rata for the payment of dividends with respect to the shares of Series A Preferred Stock based upon the Liquidation Preference as defined below, of the outstanding shares. "Liquidation Preference" shall mean, as to each share of Series A Preferred Stock plus an amount equal to all unpaid accrued or accumulated dividends (whether or not declared) on Series A Preferred Stock, to the final date of distribution or the Mandatory Redemption Date.

                G.      Certain Restrictions.

                        (i) Cash dividends on the Series A Preferred Stock may not be declared, paid or set apart from payment if (a) the Corporation is not solvent or would be rendered insolvent thereby or (b) the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibit such declaration, payment or setting apart from payment or provide that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder.

                        (ii) Until all dividends payable on the shares of Series A Preferred Stock have been paid in full, the Corporation shall not declare or pay cash dividends on, or redeem, purchase or otherwise acquire for consideration any shares of Common Stock or other shares of capital stock, except with the prior written consent of holders of seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock.

                        (iii) The Corporation shall not permit any Subsidiary (as defined hereinafter) of the Corporations, or cause any other person, to make any distribution with respect to or purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could make such distribution or purchase or otherwise acquire such shares at such time and such manner. The term "Subsidiary" shall mean with respect to which such person directly or indirectly has the power to elect a majority of the board of directors or similar governing body, or otherwise direct the management or operations thereof.

        4A.2    Conversion.

                A. Upon the closing of a firm commitment underwritten initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, which offering yields net proceeds to the Corporation of not less than $30,000,000 at a per share price of not less than $4.47 (subject to appropriate adjustments for any dividends, subdivisions, combinations or reclassifications of Common Stock) (a "Qualified IPO"), each then outstanding share of the Series A Preferred Stock shall be automatically converted into one or more shares of Common Stock calculated by multiplying the number of shares of the Series A Preferred Stock to be so converted by the conversion rate (the "Conversion Rate") as then in effect. For purposes hereof, (i) the Conversion rate shall be determined by dividing the Liquidation Preference per share by the Conversion Price par


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share and (ii) the "Conversion Price" per share shall be an amount equal to
$2.89, subject to adjustment from time to time as provided herein. At any time prior to the closing of a Qualified IPO and subject to and upon compliance with the provisions of this paragraph the holder of any shares of the Series A Preferred Stock shall have the right, at its option to convert at the Conversion Rate all or any portion of its shares of the Series A Preferred Stock into one or more shares of Common Stock by surrendering the shares to be converted, in the manner provided below.

                B.      (i)     In order to exercise its conversion right, the
holder of the Series A Preferred Stock to be converted shall surrender the certificate representing such share to the conversion agent (which may be the Corporation itself), with a notice of election to convert daily completed and signed at the principal office of this conversion agent. Unless the shares issuable upon conversion are to be issued in the same name as the name in which the share of the Series A Preferred Stock is registered each share surrendered for conversion shall be accompanied by instruments of transfer duly executed by the holder of his duly authorized attorney. If the Corporation fails to designate a conversion agent the conversion agent shall be the Corporation.

                        (ii) As promptly as practicable after the surrender by a holder of the certificates for shares of the Series A Preferred Stock and in any event within five business days after such surrender, the Corporation shall issue and deliver to the person for whose account such Series A Preferred Stock was surrendered or to its nominee or nominees (subject to compliance with applicable stockholders agreements and other applicable agreements restricting transfer) a certificate or certificates for the number of full shares of Common Stock or other securities issuable upon the conversion of those shares and any fractional interest in respect of a share of Common Stock or other security arising upon the conversion shall be settled as provided below. In the event that a holder of Series A Preferred Stock converts less than all of the shares of Series A Preferred Stock evidenced by the certificate(s) surrendered by such holder, the Corporation shall simultaneously with the issuance of certificates for the shares of Common Stock issue and deliver to such holder (or in accordance with the instructions of such holder) a new certificate for the balance of the shares of Series A Preferred Stock not so converted.

                        (iii) Each conversion shall be deemed to have been effective immediately prior to the close of business on the date on which all of the precedent conditions shall have been satisfied and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock or other securities represented by those certificates at such time on such date and such conversion shall be at the Conversion Price in effect at such time, unless the stock transfer books of the Corporation shall be closed on the date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open and such conversion shall be at the Conversion Price in effect on the date such transfer books are open. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery in accordance with the provisions hereof b duly and validly issued and fully paid and nonassessable free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of the Series A Preferred Stock to be converted, the shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock or other securities cash or other assets as herein provided.


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                C.      No fractional shares or securities representing
fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of a share of the Series A Preferred Stock shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Current Market Price (as defined in Subparagraph 4A.2D(vii) below. If more than one certificate representing Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

                D. The Conversion Price shall be subject to adjustment as follows if any of the events listed below occur prior to the conversion of each share of the Series A Preferred Stock.

                        (i) In case the Corporation shall (a) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock (b) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (c) combine or reclassify its outstanding Commons Stock into a smaller number of shares the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of any share of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which it would have owned or have been entitled to receive after the happening of such event had the share of the Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision combination or reclassification. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

                        (ii) In case the Corporation shall (a) sell or issue shares of its Common Stock, (b) issue rights, options or warrants to subscribe for or purchase shares of Common Stock or (c) issue or sell other rights for shares of Common Stock or securities convertible or exchangeable into shares of Common Stock in the case of one or more of the events described in the immediately preceding clauses (a) (b) and (c) (collectively the "Securities"), at a price per share less than either the Current Market Price of the Conversion Price on the date the Corporation fixes the offering price of such Securities, then in each such case the Conversion Price in effect immediately prior to the issuance of such Securities shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of the Securities by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Securities plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the Securities would purchase at the Applicable Price (as defined below), and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the Securities (after giving effect to the full exercise, conversion or exchange as applicable of such Securities). The term "Applicable Price" shall mean the greater of the Current Market Price or the Conversion Price unless the nominees of J.H. Whitney & Co. WEP and/or Whitney Equity Partners, L.P. to the Corporation's Board of Directors constitute a majority of the Board of Directors of the Corporation in which case the term "Applicable Price" shall mean the Conversion Price. The adjustment provided for in this Subparagraph a.2(D)(ii) shall be made successively whenever any such Securities are issued (provided, however, that no further adjustments in the Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such Securities pursuant to the original


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terms of such Securities) and shall become effective immediately, except as provided in Subparagraph 4A2(D)(v) below, after such issuance. In determining whether any Securities entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Current Market Price or the Conversion Price, and in determining the aggregate offering price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities, any consideration required to be paid upon the exercise, conversion, or exchange, as applicable, of such Securities and the value of all such consideration (if other than cash) shall be determined by the Board (whose determination, if made in good faith, shall be conclusive). If any or all of such Securities are not so sued or expire or terminate without having been exercised, converted or exchanged, the Conversion Price then in effect shall be appropriately readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such Securities been made upon the basis of only the number of shares of Common Stock delivered pursuant to Securities actually exercised, converted or exchanged. For purposes of this Subparagraph 4A2(D)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation or by any Subsidiary of the Corporation. Notwithstanding any provision herein to the contrary, the Conversion Price shall not be subject to adjustment pursuant to this Subsection 4A2(D)(ii) in the event of sales or issuance of Securities at a price per share less than the Current Market Price but equal to or greater than the Conversion Price for so long as the nominees of J.H. Whitney & Co. and/or Whitney Equity Partners, L.P. to the Corporation's Board of Directors constitute a majority of the Board of Directors of the Corporation.

                        (iii) In case the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of indebtedness or cash or other assets (excluding regular cash dividends or distributions paid from retained earnings of the Corporation and dividends or distributions paid from retained earnings of the Corporation and dividends or distributions referred to in Subparagraph 4A2(D)(i) above) or rights, options or warranties to subscribe for or purchase any of its securities (excluding those referred to in Subparagraph 4A2(D)(ii) above) then, in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction the numerator of which shall be the Conversion Price in effect immediately prior to the date of the distribution less the then fair market value (as determined by the Board, whose determination, if made in good faith, shall be conclusive) of the portion of the capital stock, cash or assets or evidences of indebtedness so distributed, or of the subscription rights, options or warrants so distributed or of such convertible or exchangeable securities, with respect to one share of Common Stock, and the denominator of which shall be the Conversion Price in effect immediately prior to the date of the distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Conversation Price then in effect shall be appropriately readjusted.

                        (iv) Notwithstanding the foregoing, the provisions of this paragraph shall not apply to the issuance of (a) 150,000 shares of Common Stock (subject to appropriate adjustments for any dividends, subdivisions, combinations or reclassifications of Common Stock) issued upon exercise of the PCX Warrant (as defined in the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of May 12, 1997, by and among the Corporation, U.S. Towers, Inc., a Delaware corporation, Telesite Services, LLC, an Arkansas limited liability company, Metrosite Management, LLC, an Arkansas limited liability company, Whitney Equity Partners, L.P., a Delaware limited partnership and Kitty Hawk Capital


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Limited Partnership, III, a Delaware limited partnership; (b) shares of Common
Stock issued upon the exercise of 967,700 options granted or to be granted pursuant to stock option plans contemplated by the Purchase Agreement or otherwise approve din accordance with Subsection 4A4(B) hereof, (c) shares of Common Stock issuable upon conversion of the Series A Preferred Stock; (d) shares issued to a holder of Preferred Stock which are attributable solely to any adjustment made pursuant to this Section 4A(D); (e) capital stock issued as a dividend on the Preferred Stock or in connection with a subdivision or combination f the Preferred Stock; (f) shares issues to a holder of Preferred Stock which are attributable solely to any adjustments made pursuant to this
Section 4A(D); (g) capital stock issued as a dividend on the Preferred Stock or in connection with a subdivision or combination of the Preferred Stock; and (h) any warrant issued to J.H. Whitney & Co. (or any of its Affiliates) in connection with any subordinated debt financing provided to the Corporation by J.H. Whitney & Co. (or any of its Affiliates). The term "Affiliate" shall have the meaning assigned to that term in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                        (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that adjustment shall be required and made in accordance with the provisions of this paragraph 4A2(D) (other than this Subparagraph 4A2(D)(vi) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations shall be made to the nearest cent or to the nearest one hundredth of a share.

                        (vi) Whenever the Conversion Price or Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the conversion agent an officers certificate setting forth the Conversion Price and Conversion Rate after the adjustment and setting forth a brief statement of the facts requiring the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment. Promptly after delivery of the certificate, the Corporation shall prepare a notice of the adjustment of the Conversion Price and Conversion Rate setting forth the Conversion Price and Conversion Rate and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price and Conversion Rate (together with a copy of the officers certificate setting forth the facts requiring such adjustment) to the holder of each share of the Series A Preferred Stock at such holder's last address as shown on the stock books of the Corporation.

                        (vii) For the purpose of any computation under any provision relating to the Series A Preferred Stock, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of Common Stock, for the 10 consecutive trading days commencing 15 trading days before such date. If on any such date or the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, the Current Market Price for such share shall be the fair market value of such shares on such date as determined in good faith by a committee of disinterested members of the Board of Directors of the Corporation based on a written option of an independent investment banking firm of nationally recognized stature.

                        (viii) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolutions, issue or sale of


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securities or any other action, avoid or seek to avoid the observance or performance of any term of this Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock; (b) will at all times reserve and keep available the maximum number of its authorized shares of Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Series A Preferred Stock, and (c) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Series A Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

                E. In case at any time prior to the conversion of all of the Series A Preferred Stock:

                        (i) the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

                        (ii) there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock); or

                        (iii) there shall be any capital reorganization by the Corporation; or

                        (iv) there shall be consolidation or merger involving the Corporation or sale of all or substantially all of the Corporation's property and assets (except a merger or other reorganization in which the Corporation shall be the surviving corporation or a consolidation, merger or sale with a wholly-owned Subsidiary); or

                        (v) there shall be voluntary or involuntary dissolution, liquidation and winding up by the Corporation or dividend or distribution to holders of Common Stock (other than the Corporation's customary cash and stock dividends); or

                        (vi)    any other event described in Subparagraph
4A2(D);

then in any one or more of said cases, the Corporation shall cause to be delivered to the holder, at the earliest practicable time (and, in any event, not less than 15 days before any record date or the date set for definitive action), notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversions of the Series A Preferred Stock. Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be.


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                F.      (i)     The Corporation shall at all times reserve and
keep available, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of share of Common Stock deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock not theretofore converted including (immediately following the initial issuance of shares of the Series A Preferred Stock) at least the number of additional shares of Common Stock that would be required to enable the Corporation to issue shares of Common Stock upon the conversion of the aggregate number of shares of Series A Preferred Stock that may be issued at the Corporation's option to pay all dividends that will accrue on the Series A Preferred Stock through the eighth anniversary of the initial issuance. For purposes of this paragraph, the number of shares of Common Stock which shall be deliverable upon conversion o fall of the outstanding shares of the Series A Preferred Stock shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the jurisdiction of its incorporation, increase the authorized amount of its Common Stock if any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of the Series A Preferred Stock.

                        (ii) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted Conversion Price.

                G. Except where registration is requested in a name other than the name of the registered holder, the Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of share of Common Stock on conversion of the Series A Preferred Stock pursuant hereto.

                H. In case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding share of Common Stock or any sale or transfer of all or substantially all of the assets of the Corporation, each holder of shares of the Series A Preferred Stock than outstanding, if it has either elected or consented to not requiring a distribution, shall have the right thereafter to convert the shares of the Series A Preferred Stock held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if the holder had held the Common Stock immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

        4A.3    Status on Conversion or Redemption

        Upon any conversion or redemption of shares of the Series A Preferred stock, the shares o converted or redeemed shall have the status of authorized and unissued shares of Series A Preferred Stock, and the number of shares of Series A Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion, exchange or redemption of shares of the Series A Preferred Stock.


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        4A.4    Voting Rights of the Series A Preferred Stock: Special Required
Approval

                A. The shares of the Series A Preferred Stock shall be voted with the shares of the Common Stock at any annual or special meeting of stockholders of the Corporation, or the holders of such shares of the Series A Preferred Stock may act by written consent in the same manner as holders of the Common Stock, upon the following basis: Each holder of shares of the Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the largest number of whole shares of the Common Stock into which all of such holder's shares of the Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                B. Notwithstanding any other paragraph or provision hereof, none of the following actions may be taken by the Corporation or any of its Subsidiaries without the approval by vote or written consent of the holders of seventy-five percent (75%) of all issued shares of Series A Preferred Stock:

                        (i) During the period beginning May 12, 1997 and ending on May 11, 2007, the consummation of an Organic Transaction (as defined below) for an aggregate consideration equal to less than the sum of (a) all Indebtedness (as define din the Stock Purchase Agreement) of the Company and its Subsidiaries taken as a whole, outstanding as of the date of the relevant Organic Transaction; and (b) the aggregate Liquidation Preference of all shares of Series A Preferred Stock outstanding (the amounts set forth in the immediately preceding clauses (a) and (b) are collectively referred to herein as the "Target Amount");

                        (ii) Any amendment, restatement or modification of the Certificate of Incorporation, By-laws (the "By-laws") or other governance documents which adversely affects the rights of the holders of the Series A Preferred Stock;

                        (iii) Declaration of payment of any dividend or making of any distribution on or with respect to the Common Stock or any other capital stock (other than the Series A Preferred Stock);

                        (iv) Except as permitted herein, purchase, redemption or retirement, directly or indirectly, of any shares of capital stock or other equity securities (or any securities convertible or exchangeable into such securities);

                        (v) Authorization, creation or issuance of any shares of capital stock or other securities which adversely affect, or are tanked prior to or pari passu with, the Series A Preferred Stock, other than shares of Series A Preferred Stock issued in accordance with paragraph (iii) above;

                        (vi) Engaging in any business other than the business in which the Corporation or its Subsidiaries are currently engaged;

                        (vii) A voluntary dissolution, liquidation or winding up;


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


                        (viii) Enter into any transaction or agreement with, or make any payment to, any Affiliate of the Corporation, amend or terminate any existing agreement with any Affiliate of the Corporation, purchase from or provide to an Affiliate of the Corporation any selling, general management or administrative services, directly or indirectly make any sales to or purchases from an Affiliate of the Corporation; or

                        (ix) The sale of any assets or business of the Corporation having a fair market value an excess of $250,000.

For the purposed hereof "Organic Transaction" means (x) the sale, lease, exchange, transfer or other disposition of all substantially all of the Corporations' assets to a person or a group of person (y) any merger, consolidation, refinancing or recapitalization that results in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction and/or (z) any person or persons acting together or which would constitute a "group" for the purposed of Section 13 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together or with any Affiliates thereof, other than the holders of the Common Stock as of May 12, 1997 and the holders of the Series A Preferred Stock as of May 12, 1997, and their respective Affiliates, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of Directors of the Corporation.

        4A5 Redemption by the Corporation. The Corporation shall, as provided below, redeem the shares of Series A Preferred Stock.

                A. Automatic Redemption. On May 11, 2007 (the "Mandatory Redemption Date"), each share of Series A Preferred stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law), at a redemption price per share, in cash equal to 100% of the Liquidation Preference for such Series A Preferred Stock. The total sum payable per share of Series A Preferred Stock to be redeemed (the "Redeemed Shares") on the Mandatory Redemption Date is hereinafter referred to as the "Redemption Price", and the payment to be made on the Mandatory Redemption Date for the Redeemed Shares is hereinafter referred to as the "Redemption Payment". Upon notice from the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series A Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer.

                B. Termination of Rights. Except as set forth in subparagraph 4A5(C), on and after the Mandatory Redemption Date all rights of any holder of Series A Preferred Stock shall cease and terminate; and such Redeemed Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Redemption Payment, the rights of the holders of Series A Preferred Stock shall continue until the Corporation cures such default.

                C.      Insufficient Funds for Redemption.


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


                (i) If the funds of the Corporation available for redemption of the Series A Preferred Stock by law or otherwise on the Mandatory Redemption Date (the "Legally Available Redemption Funds") are insufficient to redeem the Redeemed Shares on such date, the holders of Redeemed Shares shall share ratably in the Legally Available Redemption Funds according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Mandatory Redemption Date were redeemed in full.

                (ii) The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from paying the Redemption Price and redeeming all of the shares of Series A Preferred Stock to e redeemed hereunder. At any time thereafter when additional such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, of rush portion thereof for which funds are available, on the basis set forth above.

                (iii) In the event that funds are not available by law for the payment in full of the Redemption Price for the shares of Series A Preferred Stock to be so redeemed on the Mandatory Redemption Date, then the Corporation shall be obligated to make such partial redemption so that the number of shares of Series A Preferred Stock held by each holder shall be reduced on a pro rata basis. In the event that the Corporation fails to redeem shares of Series A Preferred Stock for which redemption is required, then during the period from the Mandatory Redemption Date through the date on which such shares that the Corporation failed to redeem on the Mandatory Redemption Date are actually redeemed, dividends on such shares shall continue to accrue and the cumulative as specified in such paragraph 4A1.

        4A.6    Liquidation, Dissolution or winding Up Affect Upon Series A
Preferred Stock.

                A. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Common Stock or other capital stock (other than the Series A Preferred Stock), the holders of shares of Series A Preferred Stock shall be entitled to e paid an amount equal to the Liquidation Preference per share, with respect to each share of Series A Preferred Stock.

                B. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. After payment in full of the Liquidation Preference for the Series A Preferred Stock any assets available for distribution shall be distributed to the holders of the Common Stock, and the Series A Preferred Stock shall not be entitled to any further participation in the remaining assets of the Corporation.

                C. A consolidation or merger of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the voting securities of the continuing or surviving entity immediately following such transaction, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposed of this paragraph 4A.6.

        4A.7 Notices. Except as otherwise expressly provided, whenever in this
Section 4A notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Series A Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Certificate of Incorporation and By-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given; when delivered by hand, if personally delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid; if mailed; and when receipt is acknowledged, if telecopied.

        4A.8 Miscellaneous.

                        A. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this
Section 4A (as such may be amended from time to time) and in any other provision of the Certificate of Incorporation.

                        B. If any right, preferences or limitation of the Series A Preferred Stock set froth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this
Section 4A (as so amended) which can be given effect without the invalid, unlawful or enforceable right preference or limitation herein set forth shall be deemed dependant upon any other right, preference or limitation unless so expressed herein.

                THIRD:          Section 9 of the Certificate of Incorporation is
hereby amended and restated as follows

                9       No director of the Corporation shall e liable to the
corporation or any of its stockholders for monetary damages for breach of fiduciary duty as director, except with respect to (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation law or (iv) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporations' directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Section 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.


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


                FOURTH:         The corporation has not received any payment for
any of its stock; and this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 241 of the Delaware General Corporation Law.

                IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 11th day of May 1997.



                                           INTEGRATED SITE DEVELOPMENT, INC.


                                           By: /s/ STEPHEN H. CLARK
                                              ----------------------------------
                                               Its sole Director
                                               Stephen H. Clark


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